Exhibit 99.1

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES FIRST QUARTER 2015 CONSOLIDATED FINANCIAL RESULTS

May 7, 2015 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCBB: SAEXW) today announced its consolidated financial results for the first quarter (“Q1”) ended March 31, 2015.
First Quarter 2015 Summary

•	Revenue of $79.7 million, compared to $87.7 million in the first quarter of last year

•	Gross profit, excluding depreciation expense, increased 9.4% to $25.4 million, up from $23.2 million in Q1 2014

•	Gross margin, excluding depreciation expense, of 31.9%

•	Operating income of $12.1 million, up 21.6% from $10.0 million in the first quarter of last year

•	Adjusted EBITDA increased to $17.1 million, up 22.2% from $14.0 million in Q1 2014

•	Adjusted EBITDA margin of 21.4%

•	Contracted backlog of $122.1 million through 2016 and $580.9 million of bids outstanding

•	Announced two ocean-bottom seismic project awards totaling $45.0 million
Brian Beatty, President and CEO of SAE, commented, “We are very pleased with our first quarter performance. Our ability to improve our margins and generate material cash flow from operations was achieved on the basis of better sourcing, planning and execution of projects at the field level. This yielded one of our strongest quarters yet, despite the challenging industry backdrop. We believe these results illustrate the long-term potential of our business model and highlight the merits of our strategic approach. Our experience and success in identifying niche markets driven by unique factors grants us the ability to improve in ways that would otherwise be difficult in current market conditions.”
Mr. Beatty continued, “Spurred in part by favorable state policies, the Alaskan market, particularly the North Slope region, has been robust since 2013. Our recent investment into increasing our capacity in the region, as well as our preferred status with the local communities and the support of our long-term clients, has allowed us to capture proportionately more of this market, which continues to present favorable opportunities for SAE. We remain confident that Alaska will continue to serve as a vital market for us in the near future. We are also excited about the growing number of bids in the ocean-bottom seismic market. As we progress through 2015, we expect to add additional ocean-bottom seismic projects to complement our recent awards.”

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Mr. Beatty further commented, “The seismic sector, as a whole, has experienced a significant reduction in exploration spending. Most of the cutbacks have targeted more developed markets, where seismic, as a service, is much more commoditized. Due, in part, to our differentiated strategy, the extent of the downturn’s impact on SAE has been primarily isolated to a decrease in our forward visibility in certain markets. Much of the reduced visibility is specific to our South American markets, where activity has been hampered by regulatory issues, leading to a slowdown in the governmental approval processes and a general sense of indecision by some producers in the region. However, other markets, namely Alaska and ocean-bottom seismic, continue to possess the apparent characteristics deemed necessary by our larger customers for continued capital investment.”
Mr. Beatty continued, “In an effort to reduce our dependence on exploration spending, our drive for diversification into alternative end markets has intensified. We acknowledge the hidden value that can be tapped through our existing integrated service offering along other areas of the oil and gas value chain and within other industries, such as infrastructure, utilities and construction. We remain optimistic in our ability to identify and secure these non-seismic related logistics projects in our core markets, where we possess a large presence and strong experience working with local communities and governmental agencies.”
Mr. Beatty concluded, “We continue to adjust our cost structure with a focus on cash flow generation and margin improvement. Our workforce reduction program, which we expect to complete by the end of Q2, continues to progress as scheduled, with over half our target achieved during Q1. Our continuous objective is to retain our flexibility and build discretionary liquidity, which if utilized, will be done sparingly and opportunistically. We are confident that our focus on proven markets driven by distinctive factors, along with our experience and discipline, should result in improved financial performance and long-term value for our stakeholders as we continue to execute our strategic vision.”
First Quarter 2015 Financial Results
Revenues decreased 9.1% to $79.7 million from $87.7 million in Q1 2014. The decrease in revenue was primarily the result of reduced exploration activity in Colombia when compared to corresponding activity levels in Q1 2014. Additionally, overall oil and gas activity in Canada remained at depressed levels. However, Alaska experienced significant growth during the quarter.
Gross profit increased 6.6% to $21.0 million, or 26.4% of revenues, from a gross profit of $19.7 million, or 22.5% of revenues, in Q1 2014. Gross profit for Q1 2015 and Q1 2014 included depreciation expense of $4.4 million and $3.5 million, respectively. Excluding depreciation expense, gross margins for Q1 2015 and Q1 2014 were 31.9% and 26.5%, respectively. The year-over-year increase in gross profit was primarily the result of higher revenues and improved operational execution.
Selling, general and administrative expenses (“SG&A”) decreased 8.8% during the quarter to $8.9 million, or 11.2% of revenues, compared to $9.7 million, or 11.1% of revenues, in Q1 2014. SG&A in Q1 2015 included approximately $0.6 million of one-time severance costs related to the Company’s workforce reduction program. Adjusting for this amount, SAE’s recurring SG&A for Q1 2015 was approximately $8.3 million, or 10.4% of revenue. In addition to the related expenses incurred in Q1 2015, the Company anticipates a further $0.6 million of one-time severance costs during the remainder of 2015 to result from the continued progress of the workforce reduction program.

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Net income attributable to the Corporation for the quarter was $1.2 million, or $0.08 per diluted share, compared to net income of $0.7 million, or $0.05 per diluted share, in Q1 2014. Net income was primarily impacted by the following factors in Q1 2015:

•	Higher gross profit and lower SG&A expenses; and

•	Proportionately lower provision for income taxes; partially offset by

•	Substantially higher unrealized loss on foreign currency transactions; and

•	Severance costs related to the Company’s workforce reduction program
Adjusted EBITDA increased 22.2% to $17.1 million, or 21.4% of revenues, compared to $14.0 million, or 15.9% of revenues, in Q1 2014.
Capital expenditures for the quarter were $4.3 million, compared to $2.1 million in Q1 2014. The capital expenditures during Q1 2015 were invested to complete the equipment purchase in Alaska related to the Company’s North Slope operations. Most repair and maintenance costs incurred during the quarter were expensed at the project level. Of the total capital expenditures recorded, approximately $2.4 million were expenditures incurred and accrued in Q4 2014, but paid for in Q1 2015 with the proceeds from the Company’s senior secured notes issuance in July 2014. Organic cash used to fund capital expenditures during Q1 2015 was approximately $1.9 million. SAE continues to expect total organic capital expenditures in 2015 to be under $5.0 million.
On March 31, 2015, cash and cash equivalents totaled $10.9 million, working capital was $36.5 million, total long-term debt, excluding capital leases, was $150.0 million, and total stockholders’ deficit attributable to the Corporation was $(31.2) million. Further, on March 31, 2015, no amounts were outstanding under the Company’s $20.0 million revolving credit facility.
Contracted Backlog
As of March 31, 2015, SAE’s backlog was $122.1 million. Bids outstanding on the same date totaled $580.9 million. Approximately 57% of the backlog represents land-based projects, with the balance attributed to ocean-bottom marine projects.
The Company expects approximately 72% of the projects in its backlog on March 31, 2015 to be completed during the last nine months of 2015, with the remainder in 2016. The estimations of realization from the backlog can be impacted by a number of factors, including customer delays or cancellations, permitting or project delays and environmental conditions.
Investor Conference Call
SAE will host a conference call on Friday, May 8, 2015 at 10:00 a.m. Eastern Time to discuss the Company’s consolidated financial results for the first quarter ended March 31, 2015. Participants can access the conference call by dialing (855) 433-0934 (toll-free) or (484) 756-4291 (international). The Company will also offer a live webcast of the conference call on the Investors section of its website at www.saexploration.com.
To listen live via the Company’s website, please go to the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. A replay of the webcast for the conference call will be archived on the Company’s website and can be accessed by visiting the Investors section of SAE’s website.
About SAExploration Holdings, Inc.

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SAE is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in remote and complex environments throughout Alaska, Canada, South America and Southeast Asia. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths up to 5,000 feet, SAE offers a full suite of logistical support and in-field processing services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. Operations are supported through a multi-national presence in Houston, Alaska, Canada, Peru, Colombia, Bolivia, Brazil, New Zealand and Malaysia. For more information, please visit SAE’s website at www.saexploration.com.
The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.
Forward Looking Statements
This press release contains certain "forward-looking statements" within the meaning of the federal securities laws. These statements can be identified by the use of words or phrases such as "believes," "estimates," "expects," "intends," "anticipates," "projects," "plans to," "will," "should" and variations of these words or similar words. These forward-looking statements may include statements regarding SAE’s financial condition, results of operations and business and SAE’s expectations or beliefs concerning future periods. These statements are subject to risks and uncertainties which may cause actual results to differ materially from those stated in this release. These risks and uncertainties include fluctuations in the levels of exploration and development activity in the oil and gas industry, intense industry competition, a limited number of customers, the need to manage rapid growth, delays, reductions or cancellations of service contracts, operational disruptions due to seasonality, weather and other external factors, crew productivity, the availability of capital resources, high levels of indebtedness, substantial international business exposing SAE to currency fluctuations and global factors including economic, political and military uncertainties, the need to comply with diverse and complex laws and regulations, and other risks incorporated by reference to SAE’s filings with the Securities and Exchange Commission. Certain risks and uncertainties related to SAE’s business are or will be described in greater detail in SAE’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
Contact
SAExploration Holdings, Inc.
Ryan Abney
Vice President, Capital Markets & Investor Relations
(281) 258-4409
rabney@saexploration.com

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CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014

Revenue from services	$79,678	$87,662
Costs of services excluding depreciation and amortization expense	54,271	64,428
Depreciation and amortization expense included in costs of services	4,400	3,526
Gross profit	21,007	19,708
Selling, general and administrative expenses	8,876	9,729
Income from operations	12,131	9,979
Other income (expense):
Change in fair value of notes payable to Former SAE stockholders	—	(507)
Interest expense, net	(4,333)	(4,030)
Foreign exchange loss, net	(2,441)	(294)
Other, net	(193)	148
Total other expense, net	(6,967)	(4,683)
Income before income taxes	5,164	5,296
Provision for income taxes	1,219	3,812
Net income	$3,945	$1,484
Less: net income attributable to non-controlling interest	2,774	786
Net income attributable to the Corporation	$1,171	$698

Basic and diluted earnings per share:
Weighted average basic shares outstanding	14,922	14,150
Earnings per share – basic	$0.08	$0.05
Weighted average diluted shares outstanding	14,922	14,871
Earnings per share – diluted	$0.08	$0.05

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CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	March 31, 2015	December 31, 2014
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$10,929	$12,322
Restricted cash	718	723
Accounts receivable, net	64,004	73,584
Deferred costs on contracts	3,070	4,631
Prepaid expenses	8,536	17,037
Deferred income tax assets	491	520
Total current assets	87,748	108,817
Property and equipment, net of accumulated depreciation of $49,724 and $46,122	73,751	77,096
Intangible assets, net of accumulated amortization of $467 and $441	941	1,050
Goodwill	1,819	1,977
Deferred loan issuance costs, net	6,421	6,826
Deferred income tax assets	7,949	8,027
Total assets	$178,629	$203,793
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$27,564	$34,255
Accrued liabilities	12,678	19,554
Income and other taxes payable	6,917	20,261
Equipment note payable	1,266	1,654
Current portion of capital leases	395	460
Deferred revenue	1,810	187
Deferred income tax liabilities	587	587
Total current liabilities	51,217	76,958
Senior secured notes	150,000	150,000
Long-term portion of capital leases	148	185
Deferred income tax liabilities	5,663	5,731
Total liabilities	207,028	232,874
Stockholders’ deficit:
Preferred stock, $0.0001 par value, 1,000 authorized shares and no outstanding shares	—	—
Common stock, $0.0001 par value, 55,000 shares authorized, 14,922 shares issued and outstanding at March 31, 2015 and December 31, 2014	2	2
Additional paid-in capital	28,185	28,185
Accumulated deficit	(55,093)	(56,264)
Accumulated other comprehensive loss	(4,267)	(4,362)
Total stockholders’ deficit attributable to the Corporation	(31,173)	(32,439)
Non-controlling interest	2,774	3,358
Total stockholders’ deficit	(28,399)	(29,081)
Total liabilities and stockholders’ deficit	$178,629	$203,793

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CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2015	2014

Net income	$3,945	$1,484
Foreign currency translation gain (loss)	95	(626)
Total comprehensive income	4,040	858
Less: comprehensive income attributable to non-controlling interest	2,774	786
Total comprehensive income attributable to the Corporation	$1,266	$72

CONSOLIDATED REVENUES BY REGION
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2015	%	2014	%

North America	$61,518	77.2%	$31,599	36.0%
South America	18,160	22.8%	55,313	63.1%
Southeast Asia	—	0.0%	750	0.9%
Total revenue	$79,678		$87,662

RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA
(Unaudited)
(In thousands)

We use an adjusted form of EBITDA to measure period-over-period performance, which is a non-GAAP measurement. Adjusted EBITDA is defined as net income (loss) plus interest expense, less interest income, plus loss on change in fair value of notes payable to related parties, plus income taxes, plus depreciation and amortization, plus non-recurring major expenses outside of operations, plus non-recurring one-time expenses and foreign exchange gain or loss. Our management uses Adjusted EBITDA as a supplemental financial measure to assess: (i) the financial performance of our assets without regard to financing methods, capital structures, taxes, historical cost basis or non-recurring expenses; (ii) our liquidity and operating performance over time in relation to other companies that own similar assets and calculate EBITDA in a similar manner; and (iii) the ability of our assets to generate cash sufficient to pay potential interest cost. We consider Adjusted EBITDA as presented below to be the primary measure of period-over-period changes in our operational cash flow performance.

The terms EBITDA and Adjusted EBITDA are not defined under GAAP, and we acknowledge that these terms are not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, our calculation of Adjusted EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA or similarly titled measures in the same manner. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes.

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The computation of our Adjusted EBITDA from net income (loss), the most directly comparable GAAP financial measure, is provided in the table below.

	Three Months Ended March 31,
	2015	2014

Net income	$3,945	$1,484
Depreciation and amortization (1)	4,551	3,853
Interest expense, net	4,333	4,030
Provision for income taxes	1,219	3,812
Foreign exchange loss, net	2,441	294
Change in fair value of note payable to related parties (2)	—	507
Non-recurring expenses (3)	596	—
Adjusted EBITDA	$17,085	$13,980

(1)    Additional depreciation and amortization expenses not related to the cost of services were incurred during the three months ended March 31, 2015 and March 31, 2014 in the amount of $151 and $327, respectively.
(2)    The note payable to Former SAE stockholders was recorded at fair value as described in the Notes to SAE’s condensed consolidated financial statements filed with the SEC. All amounts outstanding under the note payable to Former SAE stockholders were repaid on July 2, 2014 from the proceeds of the issuance of the senior secured notes and the promissory note was cancelled.
(3)    Non-recurring expenses during the three months ended March 31, 2015 primarily consisted of $596 of severance costs associated with SAE’s workforce reduction program.

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